Exhibit 4.2
This Warrant and the underlying shares of Common Stock represented by this Warrant have not been registered under the Securities Act of 1933 (the “Act”), and are “restricted securities” as that term is defined in Rule 144 under the Act. The securities may not be offered for sale, sold or otherwise transferred except pursuant to an effective registration statement under the Act, or pursuant to an exemption from registration under the Act, the availability of which is to be established to the satisfaction of the Company.

April 14, 2008	Warrant No. _____
***SMART MOVE, INC.***
WARRANT TO PURCHASE SHARES OF COMMON STOCK
Warrant to Purchase  _____  Shares
(subject to adjustment as set forth herein)
Exercise Price $1.00 Per Share
(subject to adjustment as set forth herein)
VOID AFTER 3:00 P.M., MOUNTAIN TIME, ON
April 14, 2013
THIS CERTIFIES THAT  _____  is entitled to purchase from Smart Move, Inc., a Delaware corporation (hereinafter called the “Company”) with its principal office located at 5990 Greenwood Plaza Blvd., Suite 390, Greenwood Village, Colorado 80111, at any time before 3:00 P.M., Mountain Time, on April 14, 2013 (the “Termination Date”), at the purchase price of $1.00 per share, the number of shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”) set forth above. This Warrant is one of a number of warrants covering an aggregate 1,000,000 shares of Common Stock which are being issued concurrently by the Company to those holders of existing secured notes who are identified in Exhibit “A” hereto as holders of secured debt aggregating $9,217,500, who have agreed to release their respective liens pursuant to security interests covering 800 existing proprietary shipping containers (“SmartVaults™), used to transport household goods and other goods, and is the agreed consideration for such release. The number of Shares purchasable upon exercise of this Warrant and the Exercise Price per Share shall be subject to adjustment from time to time as set forth in Section 4 below if the number of outstanding shares of Common Stock of the Company shall be increased or decreased as a result of a stock split, a reverse stock split or similar recapitalization or reclassification of stock not involving any change in the shareholder’s equity or the aggregate market value of shares outstanding as a result thereof. The holder of this Warrant acknowledges that the Company has listed its common stock on the American Stock Exchange and understands that the issuance of the shares underlying the Notes and warrants to purchase securities hereunder is subject to the prior approval of the American Stock Exchange of such listing. The holder further acknowledges, agrees and represents that this Warrant is being issued pursuant to an exemption from registration under Federal Rule 506 of Regulation D under the Securities Act of 1933 and is based in part upon the holder’s prior and concurrent representations to the Company regarding suitability of the investment.

SECTION 1. DEFINITIONS.
In addition to the terms defined elsewhere in this Warrant, the terms set forth on the Definitions Schedule to this Warrant shall have the meanings set forth on such Schedule.
SECTION 2. COVERED SHARES; EXERCISE OF WARRANT.
Subject to the conditions set forth in this Warrant, the Warrant may be exercised in whole or in part during the Exercise Period, but in no event subsequent to the end of the Exercise Period, by the surrender of the Warrant (with the subscription form attached to this Warrant duly completed and executed) at the principal office of the Company at 5990 Greenwood Plaza Blvd, Suite 390, Greenwood Village, Colorado 80111, and upon payment of the applicable Exercise Price in cash or other immediately available funds.
The right granted by the Warrant to acquire Shares shall expire at the end of the Exercise Period, and such right shall be wholly null and void to the extent the Warrant is not exercised before that time. The Company shall pay all reasonable expenses, taxes and other charges payable in connection with the preparation, execution and delivery of any certificates or other documents evidencing the Shares under this §2. Notwithstanding the surrender of the Warrant upon its exercise, the rights and obligations of the Company and the Holders as set forth in this Warrant shall continue in full force and effect.
SECTION 3. RESERVATION.
At all times during the Exercise Period, the Company shall reserve and keep available the maximum number of authorized but unissued Shares, solely for the purpose of issuing, upon the exercise of the Warrant, a number of Shares equal to the number of Underlying Shares.
SECTION 4. ADJUSTMENT OF NUMBER OF SHARES.
The number of Warrant Shares and the Warrant Price shall be subject to adjustment if the number of outstanding Shares of Common Stock of the Company shall be increased or decreased as a result of a stock split, a reverse stock split or similar recapitalization or reclassification of stock not involving any change in the shareholder’s equity or the aggregate market value of shares outstanding as a result thereof. The Warrant Price and number of Shares shall be proportionately adjusted so that the percentage of the Common Stock acquirable by the Holder upon exercise immediately prior to the event and immediately following the event remains the same.

SECTION 5. DISSOLUTION OR LIQUIDATION; DIVIDENDS AND DISTRIBUTIONS.
Upon any proposed distribution of the assets of the Company in dissolution or liquidation, the Company shall mail notice of such distribution to each Holder and shall make no distribution to its shareholders until the expiration of forty five (45) days from the date of mailing of such notice. Upon receipt of such notice, each Holder may exercise the Warrant at any time prior to the expiration of such 45-day period and thereafter receive any distributions made to shareholders of the Company in connection with such dissolution or liquidation.
SECTION 6. FULLY PAID SHARES; TAXES; FRACTIONAL SHARES.
The Company covenants and agrees that the Warrant Shares will, at the time of delivery upon the exercise of the Warrant, be validly issued and outstanding and be fully paid and nonassessable. The Company further covenants and agrees that it will pay when due and payable any and all federal and state issuance taxes that may be payable in respect of the Warrant or any Warrant Shares or certificates issued upon the exercise of the Warrant. The Company shall not, however, be required to pay any tax which may be payable in respect of any Transfer involving a Transfer of Warrant Shares in the name other than that of a Holder, and any such tax shall be paid by the Holder requiring such Transfer. Fractional Warrant Shares shall be issued upon the exercise of the Warrant in any case in which the Underlying Shares are not a whole number and the Holder does not agree to accept cash in lieu of such fractional Warrant Shares.
SECTION 7. NOTIFICATION OF SHAREHOLDER MATTERS.
Prior to the exercise in full of the Warrant, the Company shall use reasonable efforts to cause any notice submitted to the shareholders of the Company also to be provided to the Holder, but shall have no liability to the Holder for failure to provide any such notice with respect to any matters which are disclosed by the Company to its shareholders or which are available to shareholders pursuant to the Company’s electronic filings with the Securities and Exchange Commission under the Securities Exchange Act of 1934.
SECTION 8.	RESTRICTIONS ON TRANSFERABILITY OF WARRANTS AND SHARES; COMPLIANCE WITH LAWS.
8.1. In General. Neither the Warrant nor any Warrant Shares shall be Transferred except upon the conditions specified in this Warrant, which conditions are intended to insure compliance with the provisions of the Securities Act (or any similar federal statute at the time in effect) and any applicable state securities laws in respect of any such Transfer.

8.2. Restrictive Legend. The Warrant Shares shall be represented by certificates, and, unless otherwise permitted by the provisions of this §8.2, shall be marked with a legend reading substantially as follows:
THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR AN OPINION OF COUNSEL IN FORM, SUBSTANCE AND SCOPE REASONABLY ACCEPTABLE TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR UNLESS SOLD PURSUANT TO RULE 144 UNDER SAID ACT. ANY SUCH SALE, ASSIGNMENT OR TRANSFER MUST ALSO BE MADE IN COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS.
If a registration statement covering the Warrant or any Warrant Shares shall become effective under the Securities Act and under any applicable state securities laws, or if the Company shall receive an opinion of counsel reasonably satisfactory to the Company (which shall include counsel to the Company and counsel to the original Holder of the Warrant) that, in the opinion of such counsel, such legend is not required (including, without limitation, because of the availability of an exemption afforded by Rule 144(b) under the Securities Act), the Company shall, or shall instruct its transfer agents and registrars to, remove such legend or issue new Warrants or certificates without such legend. Upon the reasonable written request of a Holder, the Company shall forthwith request counsel to render an opinion with respect to the matters covered in this paragraph, and the Company shall pay all expenses in connection with such matters.
SECTION 9. LOST, STOLEN WARRANTS, ETC.
If the Warrant or any certificates evidencing Warrant Shares shall be mutilated, lost, stolen or destroyed, the Company shall issue a new Warrant or certificate of like date, tenor and denomination and deliver the same in exchange and substitution for and upon surrender and cancellation of the mutilated Warrant or certificate, or in lieu of the Warrant or certificate lost, stolen or destroyed, upon receipt of evidence reasonably satisfactory to the Company (an affidavit of the Holder shall be deemed sufficient) of the loss, theft or destruction of such Warrant or certificate.
SECTION 10. MISCELLANEOUS.
10.1. Holder Not A Shareholder. Except as otherwise specifically provided in this Warrant, prior to the exercise of the Warrant no Holder shall be entitled to any of the rights of a shareholder of the Company, including the right as a shareholder to (a) vote or consent or (b) receive dividends or any other distributions made in respect of Shares.

10.2. Notices. Any notice, demand or delivery to be made pursuant to the provisions of this Warrant shall be in writing and (a) shall be deemed to have been given or made one day after the date sent (i) if by the Company, by prepaid overnight delivery addressed to each Holder at its last known address appearing on the books of the Company maintained for such purpose or (ii) if by a Holder, by prepaid overnight delivery, addressed to the Company at the Company’s address as set forth in §2; and (b) if given by courier or confirmed facsimile transmission shall be deemed to have been made or given when received. Each Holder and the Company may each designate a different address by notice to the other in the manner provided in this §11.2.
10.3. Successors and Assigns. Subject to all conditions and limitations contained herein and to the requirements of applicable law, this Warrant and the rights evidenced by the Warrant shall inure to the benefit of and be binding upon the lawful successors and assigns of the Company and each Holder. The provisions of this Warrant are intended to be for the benefit of the Holders of the Warrant or the Warrant Shares and shall be enforceable by the Holders.
10.4. Actions by Holder; Amendments and Waivers. Any provision of this Warrant may be amended, waived or modified upon the written consent of the Company and the Holder.  Any amendment, waiver, modification or consent entered into pursuant to this Section 11.4 shall be effective only in the specific instance and for the specific purpose for which it was given.
10.5. Headings; Severability. The descriptive headings of sections of this Warrant are provided solely for convenience of reference and shall not, for any purpose, be deemed a part of this Warrant. Should any part of the Warrant or this Warrant for any reason be declared invalid, such decision shall not affect the validity of any remaining portion, which shall remain in force and effect as if the Warrant and this Warrant had been executed with the invalid portion eliminated. It is the intention of the Company and the Holder that they would have executed and accepted the remaining portion of the Warrant and this Warrant without including in such remaining portion any such part, parts or portion which may, for any reason, be hereafter declared invalid.
10.6. Governing Law. The Warrant and this Warrant and all matters concerning the Warrant and this Warrant shall be governed by the laws of the State of Colorado for contracts entered into and to be performed in such state without regard to principles of conflicts of laws; provided however, that with respect to the Company’s internal corporate matters, the laws of the State of Delaware shall govern.
10.7. Survival of Certain Provisions. Except as otherwise provided, the provisions of this Warrant shall survive the exercise of the Warrant and shall continue in full force and effect following such exercise until all Warrant Shares are no longer restricted securities under the federal securities laws.

10.8. Specific Performance. The Company acknowledges and agrees that the Holders would be damaged irreparably in the event any of the provisions of this Warrant are not performed in accordance with their specific terms or otherwise are breached. Accordingly, the Company agrees that the Holders shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Warrant and to enforce specifically this Warrant and the terms and provisions of this Warrant in any action instituted in any federal or state court in the United States having jurisdiction over the parties and the matter, in addition to any other remedy to which the Holders may be entitled, at law or in equity.
10.9. Consent to Jurisdiction. THE COMPANY HEREBY CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE COUNTY OF DENVER, STATE OF COLORADO AND IRREVOCABLY AGREES THAT, SUBJECT TO THE HOLDER’S ELECTION, ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS WARRANT SHALL BE LITIGATED IN SUCH COURTS. THE COMPANY ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE NONEXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER FINANCING DOCUMENT. THE COMPANY DESIGNATES AND APPOINTS CHRIS SAPYTA, AND SUCH OTHER PERSON AS MAY HEREAFTER BE SELECTED BY THE COMPANY WHO IRREVOCABLY AGREES IN WRITING TO SO SERVE AS ITS AGENT TO RECEIVE ON ITS BEHALF SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDINGS IN ANY SUCH COURT, SUCH SERVICE BEING HEREBY ACKNOWLEDGED BY THE COMPANY TO BE EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT. A COPY OF ANY SUCH PROCESS SO SERVED SHALL BE MAILED BY THE HOLDER BY REGISTERED MAIL TO THE COMPANY AT ITS ADDRESS PROVIDED IN §12.2 AND SHALL BE DEEMED TO HAVE BEEN RECEIVED BY THE COMPANY FIVE (5) DAYS AFTER BEING SO MAILED. IF ANY AGENT APPOINTED BY THE COMPANY REFUSES TO ACCEPT SERVICE, THE COMPANY HEREBY AGREES THAT SERVICE UPON IT BY MAIL SHALL CONSTITUTE SUFFICIENT NOTICE. NOTHING IN THIS WARRANT SHALL AFFECT THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT OF HOLDER TO BRING PROCEEDINGS AGAINST THE COMPANY IN THE COURTS OF ANY OTHER JURISDICTION.
10.10. Waiver of Jury Trial. EACH OF THE COMPANY AND THE HOLDER HEREBY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, ARISING OUT OF, OR IN ANY WAY RELATING TO: (A) THIS WARRANT, OR (B) ANY OTHER PRESENT OR FUTURE INSTRUMENT OR AGREEMENT BETWEEN THE HOLDER AND THE COMPANY; OR (C) ANY CONDUCT, ACTS OR OMISSIONS OF THE COMPANY OR THE HOLDER OR ANY OF THEIR DIRECTORS, MANAGERS, OFFICERS, EMPLOYEES, AGENTS, PARTNERS, REPRESENTATIVES, ATTORNEYS OR ANY OTHER PERSONS

AFFILIATED WITH THE COMPANY OR THE HOLDER; IN EACH OF THE FOREGOING CASES, WHETHER SOUNDING IN TORT OR OTHERWISE. EACH OF THE COMPANY AND THE HOLDER ALSO WAIVES ANY BOND OR SURETY OR SECURITY UPON SUCH BOND WHICH MIGHT, BUT FOR THIS WAIVER, BE REQUIRED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS WARRANT, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH OF THE COMPANY AND THE HOLDER ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS WARRANT OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE WARRANT. EACH OF THE COMPANY AND THE HOLDER FURTHER WARRANTS AND REPRESENTS THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.
IN WITNESS WHEREOF, this Warrant has been duly executed as of the day and year first above written.

SMART MOVE, INC.

Chris Sapyta
President

Acknowledged and agreed:

HOLDER:

[Name]

By:

Name:

Title:

ELECTION TO EXERCISE WARRANT
TO: Smart Move, Inc.:
The undersigned registered holder of the Warrant, a true and correct copy of which is attached to this election notice, irrevocably exercises the Warrant and purchases pursuant to such exercise  _____  Shares of the Company, makes payment of
$  _____  for such Shares, and requests that the certificates for such Shares be issued in the name of the undersigned holder or its nominee and delivered to such holder at holder’s address on the books of the Company.

Entity Name (if applicable):

By:

Name:

Title:

Date:

ASSIGNMENT
FOR VALUE RECEIVED, the undersigned registered holder of the Warrant attached to this assignment notice, sells, assigns and transfers unto  _____  the Warrant and all rights evidenced by such Warrant and does irrevocably constitute and irrevocably appoints Corporate Stock Transfer, Inc. or other duly appointed transfer agent for the securities as the undersigned’s attorney to transfer such Warrant on the books of the Company.

Entity Name (if applicable):

By:

Name:

Title:

Date:

Warrant Definitions Schedule
As used in this Warrant, the following terms have the following respective meanings:
“Company” means Smart Move, Inc., a Delaware corporation, and any successor to all or substantially all of the assets and business of Smart Move, Inc. Unless the context otherwise indicates, “Company” shall also include all Subsidiaries of the Company.
“Exercise Period” means the period commencing on the First Exercise Date and terminating at 3:00 p.m., Denver time, on the Expiration Date.
“Expiration Date,” with reference to this Warrant, means April 14, 2013.
“First Exercise Date” means the date of original issuance of the Warrant.
“Holder” means a registered holder of the Warrant and, if the context so indicates, the holder of Shares.
“Securities Act” means the Securities Act of 1933, as amended, or any similar federal statute, and the rules and regulations under such act, all as the same shall be effect at the time.
“Shares” means, shares of the Company’s common stock, par value $.0001 per share, and stock of any other class into which such shares may hereafter be changed or reclassified.
“Transfer” means any sale, transfer, issuance, assignment, pledge or other disposition or conveyance of Shares or the Warrant.
“Underlying Shares” means the Shares issuable upon exercise of the Warrant.
“Warrant” means the Warrant issued on the date of this Warrant to the Holder and any warrant issued in exchange or substitution for the Warrant.
“Warrant Shares” means the Shares obtained upon exercise of the Warrant.

Exhibit “A”
Pre-2007 Secured Noteholders Receiving
Warrants as Consideration for Release
of Lien Covering 800 Vaults
Aaron Garnett
Ann Fulton SEP IRA
Benjamin Garnett
Bison Capital Limited Partnership
Cal & Amanda Mae Rickel
Cheryl Bennett
Cheryl Bennett Irrev. Trust, Gerald Marrs Trustee
Colin Garnett
Don Lunnon SEP IRA
Dolo Investment LLC
Duncan-Fredericks Family Foundation EC Armstrong
Eric Bennett
Frederick & Jayne Esgar
Gary L Schlessman
Gary L Schlessman Irrev. Trust, Gerald
D Marrs Trustee
Glen and Eleanor Hill TIC
Glen and Eleanor Hill Foundation
Harold and Marjorie Rosen
Margaret Schlessman
Kenneth & Michele Hallock
James E Duncan
Janet Esgar McClure Legacy Trust
Kingdom Enlightenment Scholarship
Lauren Bennett, Lee E. Schlessman
Nelse Hendricks
Rickel Family Partners LLP
Ruth Ann Esgar
Ruth Ann Esgar Legacy Trust
Sandra Garnett
Sandra Garnett Irrevocable Trust, Gerald D Marrs Trustee
Schlessman Charitable Remainder Trust
State Bank Wiley Profit Sharing Plan
Susan M. Duncan
Susan M. Duncan Irrevocable Gift Trust
Total Secured Debt: Approximately $8 million
2007 Secured Noteholders — Receiving
Warrants as Consideration for Release
of Lien Covering 800 Vaults
EC Armstrong
Susan M. Duncan
Susan M. Duncan
James E Duncan
Susan M. Duncan
Susan M. Duncan
Frederick A. Esgar
Ann Fulton
Jeffery Garrison
Jerry Smith
Nelse & Joyce Hendricks TENCOM
Nelse Hendricks
Rex Hendricks
Estate of Eleanor Hill
Estate of Glenn Hill
Cal Rickel
Cheryl Bennett, Lee Schlessman POA
Sandra Garnett, Lee E. Schlessman POA
Colin Garnett, Lee E. Schlessman POA
Dolores J Schlessman, Lee Schlessman POA
Lee E Schlessman
Total Secured Debt: $1,217,500